Exhibit 99.1

Horizon Technology Finance Strengthens Capital Resources with Amendment and Extension of its $100 Million Credit Facility with U.S. Based Insurance Company

Farmington, Connecticut – June 26, 2020 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (“Horizon” or the “Company”), a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and sustainability industries, today announced that Horizon Secured Loan Fund I LLC, Horizon’s wholly-owned subsidiary (“HSLF”), has amended and extended its $100 million senior secured debt facility with a large U.S. based insurance company, pursuant to which HSLF may issue up to $100 million of secured notes.

The facility has a two-year investment period and a maximum advance rate of 67% based on the number of obligors. Initially, borrowings bear interest, payable monthly, at the greater of the fixed interest rate of 4.60% or the three-year USD mid-market swap rate plus 3.55%. The ongoing interest rate may be adjusted based on the rating assigned to the facility by DBRS, Inc. The facility is collateralized by certain of the Company’s assets and matures in June 2027.

“We are pleased with the closing of the amended facility, as it will provide us with $100 million of additional lending capacity and significant flexibility to further grow our portfolio with low cost capital,” said Daniel R. Trolio, Senior Vice President and Chief Financial Officer of Horizon. “This facility also allows us to further diversify our balance sheet and sources of debt to maximize our capital efficiency and make new portfolio investments. We believe we are in a strong position to continue delivering value to our shareholders.”

About Horizon Technology Finance

Horizon Technology Finance Corporation (NASDAQ: HRZN) is a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and sustainability industries. The investment objective of Horizon is to maximize its investment portfolio’s return by generating current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Headquartered in Farmington, Connecticut, Horizon also has regional offices in Pleasanton, California and Reston, Virginia. To learn more, please visit www.horizontechfinance.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:

Investor Relations:

ICR

Garrett Edson

ir@horizontechfinance.com

(860) 284-6450

Media Relations:

ICR

Chris Gillick

HorizonPR@icrinc.com

(646) 677-1819